UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 3, 2016

BLUE BIRD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36267	46-3891989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

402 Blue Bird Boulevard Fort Valley, Georgia 31030	31030
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (478) 822-2130

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant.

(b) As previously reported by the Company in its Current Report on Form 8-K filed with the Securities and Exchange Commission on May 27, 2016, pursuant to the Purchase and Sale Agreement, dated as of May 26, 2016 (the “Purchase Agreement”), by and among The Traxis Group B.V., a limited liability company existing under the laws of the Netherlands (“Traxis”), ASP BB Holdings LLC, a Delaware limited liability company (“ASP”), and Blue Bird Corporation (the “Company”), Traxis agreed to sell and ASP agreed to purchase all of the 12,000,000 shares of common stock, par value $0.0001 (the “Common Stock”), of the Company owned by Traxis (the “Transaction Shares”).

On June 3, 2016, the Initial Closing (as defined in the Purchase Agreement) occurred, as a result of which ASP acquired 7,000,000 Transaction Shares for an amount in cash equal to $10.10 per share.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) As previously reported by the Company in its Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2016, pursuant to the Purchase Agreement, (i) Dennis Donovan’s resignation as a director of the Company became effective on June 3, 2016, the date of the Initial Closing, and (ii) each of Chan Galbato and Dev Kapadia will resign as directors of the Company effective upon consummation of the Second Closing (as defined in the Purchase Agreement). Messrs. Galbato and Kapadia executed such resignation letters on June 2, 2016, which resignations will become effective on the date of consummation of the Second Closing.

(d)(1) As previously reported by the Company in its Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2016, pursuant to the Purchase Agreement, Kevin Penn was elected on June 3, 2016 as a director of the Company to serve as a Class I director for a term expiring in 2018 and Michael Sand was elected on June 3, 3016 as a director of the Company to serve as a Class III director for a term expiring in 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE BIRD CORPORATION

By:	/s/ Paul Yousif
Name:	Paul Yousif
Title:	Vice President
Dated: June 3, 2016